UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 23, 2015

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114 (Commission File Number)	77-0313235 (IRS Employer Identification No.)
550 South Hope Street, Suite 2850, Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

Registrant’s telephone number, including area code:  (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

    On November 23, 2015, the Company entered into an agreement with its senior lenders, including majority lender MSD Credit Opportunity Master Fund, L.P., (“Senior Lenders”), which grants the Company the right to extend the maturity date of a $40 million first tranche of its mortgage debt (“First Mortgage”) from March 2016 to June 2017.  Under the agreement with its Senior Lenders, if the Company elects to extend the First Mortgage, it must make a $9 million payment prior to March 5, 2016. This $9 million payment will reduce the Company’s outstanding mortgage balance.

    The Company paid its Senior Lenders an amendment fee of $2.25 million in additional debt for the right to extend the maturity date of the First Mortgage to June 2017, which is concurrent with the existing due date of the $12 million second tranche of the Company’s mortgage debt.  Should the Company opt to extend the First Mortgage maturity date, then it will incur an additional fee of $2.25 million payable in either additional term loans or shares of the Company’s common stock, $0.01 par value per share, at the Senior Lenders’ option.  The offering and issuance of the shares pursuant to this option are being made pursuant to an effective Registration Statement on Form S-3, Registration No. 333-190288.  If the First Mortgage is extended, interest will continue to accrue at 8%.

    Also on November 23, 2015, the Company entered into agreements with a majority of its convertible note holders to exchange their outstanding convertible notes presently due in March 2018 for substantially similar convertible notes due in March 2020 (“Convertible Notes” or “Notes”), at a ratio of $1.00 in principal amount of new Convertible Notes for each $1.00 of accreted principal amount of existing convertible notes exchanged.  As of the date of this Current Report on Form 8-K, holders of $49,025,000 million in aggregate original principal amount of the Company’s existing convertible notes have agree to exchange them for new Convertible notes pursuant to such agreements.  In exchange for this maturity extension, the conversion rate on the new convertible notes will be reduced from $8.05 to $6.75 of accreted principal amount per share.  Interest will continue to accrue at 7% with no payment due until maturity.  The Convertible Note exchange will become effective upon satisfaction of customary conditions, at which time, the covenants restricting indebtedness and asset sales under the indenture for the existing convertible notes will no longer apply.  The indenture governing the new Convertible Notes will contain substantially similar covenants restricting indebtedness and asset sales as are currently contained in the indenture for the existing convertible notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

    The information concerning the agreement of the Company with its Senior Lenders and Convertible Note Holders to extend the maturities of its existing debt included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sale of Equity Securities

    The information concerning the offering of new Convertible Notes by the Company included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

    The offering of new Convertible Notes and the underlying common stock issuable upon conversion of the Convertible Notes was not registered under the Securities Act of 1933, as amended (the “Securities Act”), but was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) of the Securities Act as the transaction did not involve a public offering, the number of investors was limited, the investors were provided with information about the offering, and the Company placed restrictions on the resale of the securities.

Item 8.01	Other Events

    On November 24, 2015, the Company issued a press release announcing the agreement with its Senior Lenders and Convertible Note Holders to extend the maturities of its existing debt.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.	Description
4.1	Second Supplemental Indenture, dated as of November 23, 2015 between Cadiz, Inc. and U.S. Bank National Association
5.1	Opinion of Cadwalader, Wickersham & Taft LLP
10.1
First Amendment to Amended and Restated Credit Agreement, dated as of November 23, 2015, by and among Cadiz Inc. and Cadiz Real Estate LLC, as the borrowers, the lenders from time to time party thereto, and Well Fargo Bank, National Association, as administrative agent.

10.2	Form of Note Exchange Agreement, by and between Cadiz Inc. and the convertible note holder party thereto.
99.1	Press Release dated November 24, 2015

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:	November 30, 2015

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Supplemental Indenture, dated as of November 23, 2015 between Cadiz, Inc. and U.S. Bank National Association
5.1	Opinion of Cadwalader, Wickersham & Taft LLP
10.1
First Amendment to Amended and Restated Credit Agreement, dated as of November 23, 2015, by and among Cadiz Inc. and Cadiz Real Estate LLC, as the borrowers, the lenders from time to time party thereto, and Well Fargo Bank, National Association, as administrative agent.

10.2	Form of Note Exchange Agreement, by and between Cadiz Inc. and the convertible note holder party thereto.
99.1	Press Release dated November 24, 2015